Exhibit 10.1

FuelCell Energy, Inc.

Fiscal Year 2021

Long Term Incentive Plan

As Approved November 24, 2020

FUELCELL ENERGY, INC.

LONG TERM INCENTIVE PLAN

Background:   This Long Term Incentive Plan (this “LTI Plan”) of FuelCell Energy, Inc. (the “Company”) is a sub-plan consisting of awards made under the Company’s 2018 Omnibus Incentive Plan (the “Omnibus Plan”).  This LTI Plan and all awards described herein are subject to the Omnibus Plan and the individual award agreements entered into in connection with this LTI Plan.  Capitalized terms used in this LTI Plan and not otherwise defined will have the meaning given in the Omnibus Plan.

Eligible Participants:   The executive officers of the Company and other members of senior management designated by the Board of Directors of the Company or its Compensation Committee (the “Committee”) will be eligible for awards under this LTI Plan.  In addition, subject to the limitations described below under “Delegated Award Authority,” the Company’s Chief Executive Officer (“CEO”) may designate additional participants to receive CEO Discretionary Awards (as defined below).

Purpose:   To attract, retain, motivate, and reward key employees and executives for meeting or exceeding long term financial objectives of the Company and to align the long-term growth and performance goals of key employees and executives with those of shareholders.

Awards:   There will be three (3) award components granted annually under this LTI Plan:

•	Relative Total Shareholder Return (“TSR”) Performance Shares, representing 32.5% of the total target award amount;

•	Absolute TSR Performance Shares, representing 32.5% of the total target award amount; and

•	Time-Vesting Restricted Stock Units (“RSUs”), representing 35% of the total target award amount.

CEO Discretionary Awards may consist of some or all of the above in different proportions selected by the CEO.

Award Determination:   Target award values for the awards of Performance Shares and RSUs (other than CEO Discretionary Awards and the target award value for the CEO) shall be established and approved by the Committee. The target value for the CEO award shall be determined by the independent members of the Board of Directors of the Company with a recommendation from the Committee, and target award values for the CEO Discretionary Awards shall be determined by the CEO as described under “Delegated Award Authority.” Performance Shares and RSUs are valued for this purpose based on the average closing price of the Company’s common stock over the 20 trading days immediately preceding the grant date.  The grant date of awards other than CEO Discretionary Awards shall, unless otherwise determined by the Committee (or the Board of Directors of the Company, in the case of the CEO award), be the date on which the Committee (or the Board of Directors of the Company, in the case of the CEO award) approves the award.

Notwithstanding any other provisions of this LTI Plan document, all determinations with regard to awards for the Company’s executive officers (including target award values) shall be made exclusively by the Committee, except for the award to the CEO (including the CEO target award value), which shall be made by the independent directors of the Board of Directors of the Company, based on a recommendation from the Committee.

Performance Criteria for Performance Shares:  Performance Shares granted to LTI Plan participants will be earned only upon achievement of the performance criteria set forth below.  The Performance Shares will have a performance period ending on the last day of the second full fiscal year that follows the year in which the Performance Shares are granted, with a continued service-based vesting requirement until the third anniversary of the date of grant.

The number of Performance Shares that will be deemed earned by each LTI Plan participant will be determined as of the end of the Performance Period.

The performance criteria and certain other terms of the Performance Shares are described below:

1.	Relative TSR Performance Shares

Performance Assessment:	TSR of the Company relative to the TSR of the Russell 2000
Performance Period:	The three consecutive fiscal years beginning with the fiscal year that includes the grant date
Payout Calibration:

•100% plus or minus 0.5x the difference between the Company’s TSR and the Russell 2000 index composite TSR

•Payout is capped at 200% of the target number of Performance Shares

•Payout is capped at 100% of the target number of Performance Shares if the Company’s absolute TSR over the performance period is negative

The Company’s TSR is calculated by subtracting Beginning Stock Price from Ending Stock Price (as each term is defined below) for the Performance Period, adding any dividends during the period, and then dividing the result by the Company’s Beginning Stock Price.

“Beginning Stock Price” shall mean the average closing price of the Company’s common stock over the 20 consecutive trading days ending on the last trading day immediately prior to the beginning of the Performance Period.

“Ending Stock Price” shall mean the average closing price of the Company’s common stock over the 20 consecutive trading days ending on the last day of the Performance Period.

Performance Shares earned on the basis of Relative TSR Performance remain subject to vesting based on continued service until the third anniversary of the grant date.

2.	Absolute TSR Performance Shares

Performance Assessment:	Closing stock price
Performance Period:	The three consecutive fiscal years beginning with the fiscal year that includes the grant date

Payout Calibration:

•An increase, in an amount specified by the Committee, in the price of the Company’s common stock over the average closing price of the Company’s common stock over the 20 consecutive trading days ending on the last trading day immediately prior to the beginning of the Performance Period earns 50% of the target number of Performance Shares

•An increase, in an amount specified by the Committee, in the price of the Company’s common stock over the average closing price of the Company’s common stock over the 20 consecutive trading days ending on the last trading day immediately prior to the beginning of the Performance Period earns 100% of the target number of Performance Shares

•An increase, in an amount specified by the Committee, in the price of the Company’s common stock over the average closing price of the Company’s common stock over the 20 consecutive trading days ending on the last trading day immediately prior to the beginning of the Performance Period earns 200% of the target number of Performance Shares

•Each price hurdle must be met for 20 consecutive trading days

•Price hurdles may be met at any point during the Performance Period

Performance Shares earned on the basis of Absolute TSR Performance remain subject to vesting based on continued service until the third anniversary of the grant date.

Vesting Criteria for Restricted Stock Units:  RSUs granted to LTI Plan participants will vest based on continued service at a rate of one-third (1/3) of the total number of RSUs granted on each of the first three anniversaries of the grant date.

Effect of Termination: If a participant’s employment terminates for any reason prior to the date Performance Shares or RSUs are fully vested, then all Performance Shares or RSUs that have not vested shall be immediately forfeited, except as may otherwise be provided by the Committee (or in the case of the CEO, the independent members of the Board of Directors of the Company) or under the Omnibus Plan.

No Dividend Equivalents: No dividend equivalents will be paid on Performance Shares and RSUs, nor will the Performance Shares or RSUs represent any right to dividends with respect to the shares subject to the Performance Share or RSU awards.

Termination and Amendment.  The Committee or the Board of Directors of the Company may amend, modify or terminate this LTI Plan at any time; provided that no such amendment, modification or termination shall adversely affect awards previously granted under this LTI Plan without the consent of the award holder except to the extent permitted without such consent by the terms of the applicable award agreement or the Omnibus Plan.

Delegated Award Authority:  The CEO is delegated the authority to grant Performance Shares and RSUs (“CEO Discretionary Awards”) to employees of, or other service providers to, the Company other than any executive officer, any person recruited or hired as a successor to any executive officer or any other direct report to the CEO, or any Executive Vice President, Senior Vice President or Vice President, and to

administer and modify such Performance Shares and RSUs; provided that (1) the CEO Discretionary Awards made in any single fiscal year shall not relate to more than an aggregate of a number of shares of the Company’s common stock specified by the Committee and (2) the CEO Discretionary Awards granted to any individual under this Delegated Award Authority in any fiscal year shall not relate to more than a specified value as determined by the Committee. Subject to the limits in the preceding sentence, the CEO shall determine the target value of each CEO Discretionary Award.  The effective grant date of any CEO Discretionary Award shall be the third trading day following the first earnings release issued by the Company after the CEO’s approval of such CEO Discretionary Award.  At each regularly scheduled meeting of the Committee, the Committee shall receive a report (for information and not for approval or ratification) of the CEO Discretionary Awards approved by the CEO pursuant to this Delegated Award Authority since the preceding meeting of the Committee.